NEWS RELEASE

The Hartford Announces Second Quarter 2021 Financial Results

•Second quarter 2021 net income available to common stockholders of $900 million ($2.51 per diluted share) increased 94% from second quarter 2020, and core earnings* of $836 million (core earnings per diluted share* of $2.33) were up 91% from second quarter 2020
•Net income ROE for the trailing 12-month period ended June 30, 2021, was 12.3% and core earnings ROE* for the same period was 13.1%
•Net investment income of $581 million, before tax, increased 71% from second quarter 2020. Results benefited from $191 million, before tax, or a 33% annualized return, on limited partnerships and alternative investments
•Commercial Lines written premiums of $2.5 billion were 15% higher than second quarter 2020 with increases in all three businesses. Standard Commercial new business premiums increased 46%
•Commercial Lines combined ratio of 88.9 in second quarter 2021 with an underlying combined ratio* of 89.4, a 13.5 point improvement from 102.9 in second quarter 2020, and a 3.7 point improvement when excluding COVID-19 losses in both periods
•Group Benefits net income margin was 10.7% while the core earnings margin* was 9.5%; both the net income margin and core earnings margin included approximately 1 point of excess mortality and COVID-19 related short-term disability impacts
•During the quarter, The Hartford returned $694 million to shareholders, including $568 million of shares repurchased and $126 million in common dividends paid. Share repurchases from July 1 to July 27, 2021 totaled $116 million

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., July 28, 2021 – The Hartford (NYSE: HIG) today announced financial results for the second quarter ended June 30, 2021. In the quarter, The Hartford earned $900 million in net income available to common shareholders, or $2.51 per diluted share, and core earnings* of $836 million, or $2.33 per diluted share. Reported results included catastrophe (CAT) losses of $128 million, before tax, Property & Casualty (P&C) favorable prior accident year reserve development (PYD) of $149 million, before tax, and COVID-19 related excess mortality losses in Group Benefits of $25 million, before tax.

Improving operating efficiencies and a lower expense ratio from Hartford Next, the company’s cost transformation program, have contributed to margin expansion. The program delivered $195 million in pre-tax expense savings in the six months ended June 30, 2021 compared to the six month period in 2019. We continue to expect full year pre-tax savings of approximately $540 million in 2022 and $625 million in 2023.

"Our performance was outstanding with all businesses and investment returns contributing to very strong second quarter results that generated a 13.1 percent core earnings ROE. As we continue to execute with confidence and precision, our product breadth, underwriting capabilities, and customer experience will differentiate the competitive advantages we bring to the market," said Chairman and CEO Christopher Swift.

The Hartford's President Doug Elliot said, "Property and Casualty had simply a superb quarter, with robust top line growth, especially new business sales, and excellent underwriting results. New business was terrific across Commercial Lines. Continued underwriting discipline combined with consistent pricing and risk selection contributed to a superior underlying combined ratio of 89.2 percent. In Personal Lines, the launch of Prevail, our new home and auto product, provides optimism that this cloud based, contemporary design will meaningfully impact written premium levels and margins. We have never been stronger and I'm confident in our future success".

Swift continued, "All the components of our strategy have come together as we deliver on growth, underwriting margin expansion and operating efficiencies to generate industry leading returns and enhance value for all stakeholders".

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Jun 30 2021	Jun 30 2020	Change
Net income available to common stockholders	$900	$463	94%
Net income available to common stockholders per diluted share[1]	$2.51	$1.29	95%

Core earnings[2]	$836	$438	91%
Core earnings per diluted share[2]	$2.33	$1.22	91%

Book value per diluted share	$50.62	$46.59	9%
Book value per diluted share (ex. AOCI)[2]	$49.01	$45.25	8%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	12.3%	11.3%	1.0
Core earnings ROE2,[3], last 12-months	13.1%	12.7%	0.4
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Second quarter 2021 net income available to common stockholders was $900 million, or $2.51 per diluted share, up $437 million, or 94% from second quarter 2020, primarily due to a $266 million, before tax, increase in P&C underwriting gain*, a $242 million, before tax, increase in net investment income, a $38 million, before tax, increase in net realized capital gains, and higher earnings from Hartford Funds, partially offset by a decrease in income from the company's retained interest in Talcott Resolution and, within Group Benefits, a higher group disability loss ratio that was largely offset by lower excess mortality losses.

Second quarter 2021 core earnings were $836 million, or $2.33 per diluted share, increasing 91% from second quarter 2020.The increase was primarily due to:

•An increase in net investment income to $581 million, before tax, from $339 million in second quarter 2020 with the increase primarily driven by a change from $71 million of losses on limited partnerships and alternative investments (LPs) in second quarter 2020 to $191 million of income on LPs in second quarter 2021 due to higher valuations and sales of underlying investments within private equity funds
•P&C COVID-19 incurred losses of $3 million, before tax, in second quarter 2021, compared with $213 million in second quarter 2020
•P&C current accident year (CAY) CAT losses of $128 million, before tax, in second quarter 2021, compared to $248 million in second quarter 2020 which included $110 million of civil unrest losses
•Underlying ex-COVID-19 Commercial Lines loss ratio* improved 1.3 points to 57.0% in second quarter 2021 from 58.3% in second quarter 2020 driven by improvement in Middle & Large Commercial and Global Specialty
•Higher Commercial Lines earned premium, including higher audit and endorsement premiums
•An $18 million increase in Hartford Funds core earnings largely driven by higher assets under management
•$25 million, before tax, of excess mortality in group life in second quarter 2021, primarily caused by direct and indirect impacts of the COVID-19 pandemic, compared with $45 million, before tax, in second quarter 2020

Partially offset by:
•Favorable P&C PYD within core earnings of $188 million, before tax, in second quarter 2021, compared with $322 million of net favorable PYD within core earnings in second quarter 2020, which included $400 million, before tax, of favorable development on CAT reserves
◦Net favorable PYD in second quarter 2021 included $82 million, before tax, of favorable CAT reserve development as well as reserve reductions in workers' compensation, personal auto liability, package business and bond
•Underlying Personal Lines loss ratio* increased 9.3 points to 60.6% in second quarter 2021 from 51.3% in second quarter 2020 as the prior year benefited from lower auto claim frequency due to the pandemic
•A loss in core earnings from the retained equity interest in Talcott Resolution of $3 million, before tax, in second quarter 2021 compared to income of $68 million, before tax, in second quarter 2020. This investment was sold in second quarter 2021, resulting in a $46 million, before tax, gain within net realized capital gains

June 30, 2021 book value per diluted share of $50.62 was mostly flat from $50.39 at Dec. 31, 2020.

Book value per diluted share (excluding AOCI) of $49.01 as of June 30, 2021, increased from $47.16 at Dec. 31, 2020, due to the increase in net income, partially offset by share repurchases and stockholder dividends during the six months ended June 30, 2021.

Through June 30, 2021, The Hartford returned $933 million to shareholders, consisting of $242 million in common stockholder dividends paid and $691 million of common share repurchases.

Second quarter 2021 net income available to common stockholders' ROE (net income ROE) was 12.3% at June 30, 2021.

Core earnings ROE at June 30, 2021 was 13.1%, an increase of 0.4 points from 12.7% in second quarter 2020 due to higher trailing 12-month core earnings partially offset by higher average common stockholder's equity ex AOCI.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2021	Jun 30 2020	Change
Net income (loss)	$569	$(66)	NM
Core earnings (loss)	$560	$(57)	NM
Written premiums	$2,494	$2,165	15%
Underwriting gain (loss)[1]	$261	$(332)	NM
Underlying underwriting gain (loss)[1]	$249	$(62)	NM
Losses and loss adjustment expense ratio
Current accident year before catastrophes	57.1	68.2	(11.1)
Current accident year catastrophes	4.0	8.9	(4.9)
Prior accident year development (PYD)	(4.5)	3.6	(8.1)
Expenses	32.0	34.3	(2.3)
Policyholder dividends	0.3	0.3	—
Combined ratio	88.9	115.4	(26.5)
Impact of catastrophes and PYD on combined ratio	0.5	(12.5)	13.0
Underlying combined ratio[1]	89.4	102.9	(13.5)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Second quarter 2021 net income of $569 million increased from a net loss of $66 million in second quarter 2020, principally due to a change from an underwriting loss of $332 million in second quarter 2020 to an underwriting gain of $261 million in second quarter 2021, as well as higher net investment income, partially offset by a decrease in net realized capital gains.

Commercial Lines core earnings of $560 million in the second quarter of 2021 increased by $617 million from the second quarter of 2020, primarily from:

•Improved underlying margins before COVID-19 losses by $101 million, before tax, or 3.7 points, including a lower CAY ex-COVID-19 loss ratio before CATs of 1.3 points and a lower expense ratio of 2.3 points
•A $210 million, before tax, decrease in COVID-19 incurred losses with $3 million, before tax of COVID-19 losses in second quarter 2021 compared to $213 million, before tax, in second quarter 2020
•Favorable PYD within core earnings of $144 million, before tax, in second quarter 2021, compared to $23 million of unfavorable PYD within core earnings in second quarter 2020. The $144 million of net favorable development in second quarter 2021 primarily included reserve decreases in prior year CATs, workers’ compensation, package business and bond
•CAY CAT losses of $93 million, before tax, in second quarter 2021 compared with $193 million in second quarter 2020 which included $110 million from civil unrest losses
•Net investment income of $382 million before tax, compared with $204 million in second quarter 2020, including higher returns on LP investments

Combined ratio was 88.9 in second quarter 2021, 26.5 points lower than 115.4 in second quarter 2020, primarily due to a 13.5 point improvement in the underlying combined ratio, an 8.1 point improvement in PYD, and a 4.9 point decrease in CAY CAT losses. The combined ratio included 1.7 points, or $39 million, before tax, of adverse development for Navigators related to 2018 and prior accident years that has been economically ceded to NICO but recorded as a deferred gain, compared to 2.5 points, or $54 million, before tax, of Navigators adverse development recognized in second quarter 2020.

Underlying combined ratio was 89.4, improving 13.5 points from second quarter 2020 primarily due to 9.9 points of COVID-19 incurred losses in second quarter 2020 compared to 0.1 points of COVID-19 incurred losses in second quarter 2021.

Before COVID-19 losses, the underlying combined ratio improved 3.7 points, including:
•A 2.3 point decrease in the expense ratio, driven by the effect of earned premium growth, a lower provision for doubtful accounts, the effect of Hartford Next cost reduction initiatives and a lower average commission rate, partially offset by higher incentive compensation
•A 1.3 point decrease in the underlying loss and loss adjustment expense ratio

The underlying combined ratio in Commercial Lines improved across all three businesses:
•Small Commercial underlying combined ratio of 87.0 improved by 5.9 points from second quarter 2020 driven primarily by COVID-19 incurred losses in second quarter 2020 of 4.1 points and a 3.1 point decrease in the expense ratio in second quarter 2021, partially offset by higher non-CAT property losses before COVID-19 in second quarter 2021
•Middle & Large Commercial underlying combined ratio of 91.5 improved by 21.4 points from second quarter 2020 primarily due to COVID-19 incurred losses in second quarter 2020 of 14.6 points, a lower expense ratio and a lower ex-COVID-19 CAY loss ratio before CATs in general liability and workers' compensation, partially offset by higher non-CAT property losses driven, in part, by higher building costs
•Global Specialty underlying combined ratio of 90.3 improved by 15.2 points from second quarter 2020 due to COVID-19 incurred losses of 13.0 points in second quarter 2020 compared with 0.4 points in second quarter 2021, a lower expense ratio and lower ex-COVID-19 CAY loss ratios before CATs in wholesale, US financial lines and Global Re

Second quarter 2021 written premiums of $2.5 billion were up 15% from second quarter 2020, reflecting higher audit and endorsement premiums as well as an increase in new business across Small Commercial, Middle & Large Commercial and Global Specialty and continued strong renewal written price increases in Middle Market and Global Specialty.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2021	Jun 30 2020	Change
Net income	$118	$371	(68%)
Core earnings	$113	$364	(69%)
Written premiums	$760	$738	3%
Underwriting gain	$96	$428	(78%)
Underlying underwriting gain	$87	$134	(35%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	60.6	51.3	9.3
Current accident year catastrophes	4.7	7.9	(3.2)
Prior accident year development (PYD)	(6.0)	(50.3)	44.3
Expenses	27.6	29.4	(1.8)
Combined ratio	87.0	38.3	48.7
Impact of catastrophes and PYD on combined ratio	1.3	42.4	(41.1)
Underlying combined ratio	88.2	80.7	7.5

Net income of $118 million in second quarter 2021 was down $253 million from second quarter 2020 largely driven by a decrease in underwriting results, partially offset by an increase in net investment income.

Personal Lines core earnings of $113 million declined by $251 million due to:
•Less favorable PYD with $44 million, before tax, of favorable PYD in second quarter 2021, compared to $349 million of favorable PYD in second quarter 2020 that was largely attributable to a $333 million reduction in prior accident year CAT reserves. The $44 million of net favorable development in second quarter 2021 primarily included reserve decreases for prior year CATs and auto liability
•Underlying underwriting gain of $87 million compared to a gain of $134 million in second quarter 2020, largely due to an increase in auto claim frequency. Second quarter 2020 benefited from low auto claims frequency due to effects of the pandemic resulting in fewer miles driven, partially offset by $81 million, before tax, in premium refunds
Partially offset by:
•A $20 million, before tax, decrease in CAY CAT losses
•Higher net investment income of $40 million, before tax, compared with $28 million in second quarter 2020, driven by higher returns on LPs

Combined ratio of 87.0 in second quarter 2021 was 48.7 points higher than second quarter 2020, primarily due to lower net favorable PYD as the prior year quarter benefited from a 48.0 point reduction in prior year CAT reserves, including a $260 million, before tax, subrogation benefit from PG&E related to the 2017 and 2018 wildfires, as well as higher CAY loss costs before CATs, partially offset by a lower CAY CAT ratio and a decrease in the expense ratio.

Underlying combined ratio of 88.2 was 7.5 points higher than second quarter 2020, primarily due to an increase in CAY losses before CATs in both auto and homeowners, partially offset by a 1.8 point improvement in the expense ratio.

•The auto underlying combined ratio of 92.1 increased 5.8 points from 86.3 in second quarter 2020, primarily due to an increase in auto frequency as a result of increased miles driven
•The homeowners underlying combined ratio of 79.2 increased 9.1 points from 70.1 in second quarter 2020, primarily due to higher non-CAT property losses driven by higher severity from a greater number of large losses and higher building costs, partially offset by lower claim frequency

The improvement in the expense ratio was driven by the effect that premium refunds in second quarter 2020 had on the expense ratio in that period, cost savings from Hartford Next initiatives, and a lower provision for doubtful accounts, partially offset by an increase in direct marketing costs, higher incentive compensation, and the effect of a decline in earned premium before considering the second quarter 2020 premium refunds.

Written premiums in second quarter 2021 were $760 million compared to $738 million in second quarter 2020 primarily due to the effect of $81 million, before tax, in premium refunds issued in second quarter 2020, partially offset by:
•A reduction in auto written premiums before refunds as non-renewed premium exceeded new business
•A reduction in homeowners as non-renewed premium exceeded new business, partially offset by renewal written price increases in homeowners of 8.6% in second quarter 2021

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2021	Jun 30 2020	Change
Net income	$170	$101	68%
Core earnings	$149	$102	46%
Fully insured ongoing premiums (ex. buyout premiums)	$1,378	$1,349	2%
Loss ratio	71.4%	72.0%	(0.6)
Expense ratio	25.1%	25.6%	(0.5)
Net income margin	10.7%	6.7%	4.0
Core earnings margin	9.5%	6.9%	2.6

Net income and core earnings were $170 million and $149 million, respectively, increasing from $101 million and $102 million, respectively, in second quarter 2020, largely driven by an increase in net investment income and lower excess mortality. Also contributing to the increase in net income was an increase in net realized capital gains.

Fully insured ongoing premiums were up 2%, compared to second quarter 2020, driven by an increase in exposure on existing accounts as our customers emerge from the pandemic as well as strong persistency and sales. Fully insured ongoing sales were $99 million in second quarter 2021, down 34%, as the prior year period had two large account sales.

Loss ratio of 71.4% improved 0.6 points compared to 72.0% in second quarter 2020 driven by a 1.5 point decrease in excess mortality partially offset by higher short-term disability incidence:

•Total group life loss ratio of 83.6% decreased 2.3 points, primarily due to a 3.3 point decrease in excess mortality losses. Excess mortality losses were $25 million, before tax, in second quarter 2021 compared to $45 million, before tax, in second quarter 2020. The $25 million in second quarter 2021 primarily included $88 million related to claims with dates of loss in the second quarter, partially offset by a $63 million decrease related to prior quarters, almost all of which related to first quarter 2021
•Total disability loss ratio of 64.2% increased 1.6 points compared with second quarter 2020, due to an increase in short-term disability claim incidence as the prior year was favorably impacted by fewer elective procedures during the onset of the pandemic

Expense ratio of 25.1% improved 0.5 points from second quarter 2020 due to the prior year period including an increase in the allowance for uncollectible premium, and expense savings from Hartford Next, partially offset by higher incentive compensation and increased claims expenses to handle the higher volume of excess mortality claims.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2021	Jun 30 2020	Change
Net income	$52	$39	33%
Core earnings	$51	$33	55%
Daily average Hartford Funds AUM	$150,527	$110,864	36%
Mutual Funds and exchange-traded products (ETP) net flows	$2,440	$(675)	NM
Total Hartford Funds assets under management (AUM)	$153,793	$117,844	31%

Net income and core earnings were $52 million and $51 million, respectively, increasing from $39 million and $33 million in second quarter 2020, largely driven by higher daily average Hartford Funds AUM. Daily average AUM of $151 billion rose 36% from second quarter 2020 due to increases in market values and strong net inflows. Fee income and variable expenses rose with the increase in AUM.

Mutual fund and ETP net inflows totaled $2.4 billion in second quarter 2021, compared with net outflows of $675 million in second quarter 2020.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2021	Jun 30 2020	Change
Net income (loss)	$(21)	$18	NM
Net income (loss) available to common stockholders	$(26)	$13	NM
Core loss	$(52)	$(6)	NM
Other revenue (loss)	$(2)	$73	NM
Net investment income, before tax	$3	$4	(25)%
Interest expense and preferred dividends, before tax	$62	$62	—%

Net loss available to common stockholders of $26 million in second quarter 2021 compared with net income of $13 million in second quarter 2020, driven by a decrease in income from the company's retained interest in Talcott Resolution, which was sold on June 30, 2021, partially offset by an increase in net realized capital gains. Net realized capital gains of $61 million, before tax, in second quarter 2021 included a $46 million, before tax, gain on the sale of the company's investment in Talcott Resolution.

Second quarter 2021 core loss of $52 million increased $46 million compared with second quarter 2020 core loss of $6 million primarily due to $68 million, before tax, of income in second quarter 2020 from our retained 9.7% equity interest in Talcott Resolution, which was sold on June 30, 2021, partially offset by a decrease in consulting expenses.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2021	Jun 30 2020	Change
Net investment income, before tax	$581	$339	71%
Annualized investment yield, before tax	4.4%	2.7%	1.7
Annualized investment yield, before tax, excluding LPs*	3.1%	3.4%	(0.3)
Annualized LP yield, before tax	32.5%	(15.3%)	47.8
Annualized investment yield, after tax	3.6%	2.2%	1.4

Second quarter 2021 consolidated net investment income of $581 million increased $242 million from $339 million in second quarter 2020 largely driven by higher income from LPs and higher invested assets, partially offset by reinvesting at lower rates and a lower yield on floating rate investments.

Income from LPs was $191 million, before tax, in second quarter 2021, increasing from a loss of $71 million, before tax, in second quarter 2020, mostly driven by higher valuations and sales of underlying investments within private equity funds. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.

Total invested assets of $56.8 billion rose 1% from Dec. 31, 2020, primarily due to increases in LPs, mortgage loans and equity securities at fair value, partially offset by a decrease in fixed maturities. Valuations of fixed maturities decreased driven by higher interest rates, partially offset by tighter credit spreads.

CONFERENCE CALL
The Hartford will discuss its second quarter 2021 financial results on a webcast at 8:30 a.m. EDT on Thursday, July 29, 2021. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2021, and the second quarter 2021 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,344	$738	$—	$1,378	$—	$—	$4,460
Fee income	8	8	—	49	296	14	375
Net investment income	382	40	20	136	—	3	581
Other revenue (loss)	7	21	—	—	—	(2)	26
Net realized capital gains	47	6	3	28	2	61	147
Total revenues	2,788	813	23	1,591	298	76	5,589
Benefits, losses, and loss adjustment expenses	1,327	438	—	1,019	—	2	2,786
Amortization of DAC	346	58	—	10	3	—	417
Insurance operating costs and other expenses	417	170	2	340	228	45	1,202
Loss on extinguishment of debt	—	—	—	—	—	—	—
Interest expense	—	—	—	—	—	57	57
Amortization of other intangible assets	7	—	—	10	—	—	17
Total benefits, losses and expenses	2,097	666	2	1,379	231	104	4,479
Income (loss) before income taxes	691	147	21	212	67	(28)	1,110
Income tax expense (benefit)	122	29	4	42	15	(7)	205
Net income (loss)	569	118	17	170	52	(21)	905
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	569	118	17	170	52	(26)	900
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(47)	(6)	(3)	(28)	(2)	(62)	(148)
Integration and other non-recurring M&A costs, before tax	4	—	—	2	—	30	36
Change in deferred gain on retroactive reinsurance, before tax	39	—	—	—	—	—	39
Income tax expense (benefit)	(5)	1	1	5	1	6	9
Core earnings (losses)	$560	$113	$15	149	51	(52)	$836

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,157	$694	$—	$1,378	$—	$5	$4,234
Fee income	5	9	—	45	227	12	298
Net investment income	204	28	10	92	1	4	339
Other revenue	(1)	21	—	—	—	68	88
Net realized capital gains	64	8	2	3	8	24	109
Total revenues	2,429	760	12	1,518	236	113	5,068
Benefits, losses, and loss adjustment expenses	1,742	62	4	1,033	—	6	2,847
Amortization of DAC	351	61	—	13	3	1	429
Insurance operating costs and other expenses	404	167	3	340	183	28	1,125
Interest expense	—	—	—	—	—	57	57
Amortization of other intangible assets	7	2	—	9	—	—	18
Total benefits, losses and expenses	2,504	292	7	1,395	186	92	4,476
Income (loss) before income taxes	(75)	468	5	123	50	21	592
Income tax expense (benefit)	(9)	97	—	22	11	3	124
Net income (loss)	(66)	371	5	101	39	18	468
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	(66)	371	5	101	39	13	463
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(61)	(8)	(2)	(2)	(8)	(26)	(107)
Change in deferred gain on retroactive reinsurance, before tax	54	—	—	—	—	—	54
Integration and other non-recurring M&A costs, before tax	8	—	—	5	—	—	13
Income tax expense (benefit)	8	1	(1)	(2)	2	7	15
Core earnings (losses)	$(57)	$364	$2	$102	$33	$(6)	$438

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2021, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Jun 30 2021	Jun 30 2020	Jun 30 2021	Jun 30 2020	Jun 30 2021	Jun 30 2020
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.4%	2.7%	4.5%	2.6%	4.7%	3.2%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(1.3)%	0.7%	(1.4)%	0.9%	(1.2)%	0.4%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.1%	3.4%	3.1%	3.5%	3.5%	3.6%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Jun 30 2021	Dec 31 2020	Change
Book value per diluted share	$50.62	$50.39	—%
Per diluted share impact of AOCI	$(1.61)	$(3.23)	50%
Book value per diluted share (excluding AOCI)	$49.01	$47.16	4%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2021 and 2020, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2021.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2021 and 2020, is set forth below.

	Three Months Ended
Margin	Jun 30 2021	Jun 30 2020	Change
Net income margin	10.7%	6.7%	4.0
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(1.7)%	(0.1)%	(1.6)
Integration and other non-recurring M&A costs, before tax	0.1%	0.3%	(0.2)
Income tax expense	0.4%	(0.1)%	0.5
Impact of excluding buyouts from denominator of core earnings margin	—%	0.1%	(0.1)
Core earnings margin	9.5%	6.9%	2.6

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2021 and 2020 is provided in the table below.

	Three Months Ended
	Jun 30 2021	Jun 30 2020	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$2.51	$1.29	95%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.41)	(0.30)	(37)%
Integration and other non-recurring M&A costs, before tax	0.10	0.04	150%
Change in deferred gain on retroactive reinsurance, before tax	0.11	0.15	(27)%
Income tax expense (benefit) on items excluded from core earnings	0.02	0.04	(50)%
Core earnings per diluted share	$2.33	$1.22	91%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Jun 30 2021	Jun 30 2020
Net income (loss) available to common stockholders ROE	12.3%	11.3%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital losses (gains) excluded from core earnings, before tax	(1.9)	(0.2)
Restructuring and other costs, before tax	0.7	—
Loss on extinguishment of debt, before tax	—	0.6
Integration and other non-recurring M&A costs, before tax	0.4	0.5
Changes in loss reserves upon acquisition of a business, before tax	—	—
Change in deferred gain on retroactive reinsurance, before tax	1.6	0.6
Income tax expense (benefit) on items not included in core earnings	(0.3)	(0.3)
Impact of AOCI, excluded from core earnings ROE	0.3	0.2
Core earnings ROE	13.1%	12.7%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Jun 30 2021	Jun 30 2020	Jun 30 2021	Jun 30 2020	Jun 30 2021	Jun 30 2020
	Consolidated		P&C		Group Benefits
Total net investment income	$581	$339	$442	$242	$136	$92
Loss (income) from limited partnerships and other alternative assets	(191)	71	(151)	62	(40)	9
Net investment income excluding limited partnerships and other alternative investments	$390	$410	$291	$304	$96	$101

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance.A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities.A reconciliation of net income to underwriting results for the quarterly periods ended June 30, 2021 and 2020, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended June 30, 2021 and 2020, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Jun 30 2021	Jun 30 2020
Net income (loss)	$569	$(66)
Adjustments to reconcile net income to underwriting gain
Net servicing income	(7)	—
Net investment income	(382)	(204)
Net realized capital gains	(47)	(64)
Other expense	6	11
Income tax expense	122	(9)
Underwriting gain	261	(332)
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	93	193
Prior accident year development	(105)	77
Underlying underwriting gain	$249	$(62)

PERSONAL LINES

	Three Months Ended
	Jun 30 2021	Jun 30 2020
Net income	$118	$371
Adjustments to reconcile net income to underwriting gain
Net servicing income	(5)	(3)
Net investment income	(40)	(28)
Net realized capital gains	(6)	(8)
Other expense	—	(1)
Income tax expense	29	97
Underwriting gain	96	428
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	35	55
Prior accident year development	(44)	(349)
Underlying underwriting gain	$87	$134

PROPERTY & CASUALTY

	Three Months Ended
	Jun 30 2021	Jun 30 2020
Net income	$704	$310
Adjustments to reconcile net income to underwriting gain
Net investment income	(442)	(242)
Net realized capital gains	(56)	(74)
Net servicing and other expense	(6)	7
Income tax expense	155	88
Underwriting gain (loss)	355	89
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	128	248
Prior accident year development	(149)	(268)
Underlying underwriting gain	$334	$69

Underlying combined ratio before COVID-19 losses - This non-GAAP financial measure of the combined ratio for Commercial Lines represents the combined ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The combined ratio is the most directly comparable GAAP measure. The underlying combined expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the combined ratio to the underlying combined ratio before COVID-19 losses is set forth below.
Commercial Lines

	Three Months Ended
	Jun 30 2021	Jun 30 2020	Change
Combined Ratio
Combined Ratio	88.9	115.4	(26.5)
Current accident year catastrophes	(4.0)	(8.9)	4.9
Prior accident year development	4.5	(3.6)	8.1
Underlying Combined Ratio	89.4	102.9	(13.5)
COVID-19 losses	(0.1)	(9.9)	9.8
Underlying combined ratio before COVID-19 losses	89.3	93.0	(3.7)

Underlying loss and loss adjustment expense ratio before COVID-19 losses- This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines represents the loss and loss adjustment expense ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio before COVID-19 losses is set forth below.

Commercial Lines

	Three Months Ended
	Jun 30 2021	Jun 30 2020	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	56.6	80.8	(24.2)
Current accident year catastrophes	(4.0)	(8.9)	4.9
Prior accident year development	4.5	(3.6)	8.1
Underlying loss and loss adjustment expenses	57.1	68.2	(11.1)
COVID-19 losses	(0.10)	(9.9)	9.8
Underlying loss and loss adjustment expenses before COVID-19 losses	57.0	58.3	(1.3)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations, depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in Part I, Item 1A, Risk Factors, in Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and those identified from time to time in our other filings with the Securities and Exchange Commission.
Risks relating to the pandemic caused by the spread of the novel strain of coronavirus, specifically identified as the Coronavirus Disease 2019 (“COVID-19”) including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks;
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility;the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-

renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for further impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the Company in this document speaks only as of the date of the filing of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.